Exhibit 10.4

TEXHOMA ENERGY

Management Services Agreement with Valeska Energy Corp.

1.
Texhoma Energy, Inc (“Texhoma” or the “Company”) has accepted the resignation of its President & CEO, Mr. Max Maxwell. The Company is now in search of management. Frank Jacobs has resumed his full time role as President & CEO, a position he held from January 2005 to April 2006 before Mr. Maxwell took over. Mr. Jacobs is the sole director of the Company.

2.
The Company has requested Valeska Energy (“VE”) to enter a Management Consultancy engagement and VE has indicated an interest to do so. Both parties are desirous to enter into this Agreement to document their mutual agreement, understanding of the tasks to be accomplished, and the compensation to be received by VE.

3.	The immediate short term requirements of Texhoma are:

a.	The management of the audit process and the filing of the quarterly reports to make the Company current and reinstate trading on the OTCBB;

b.	Reporting to Laurus Fund on production, cash flow and reserves as and when required to ensure the Company is in compliance with the lending-terms.

c.	Various “housekeeping” tasks within TXHE with regard to streamlining the administrative and management operations of the Company.

4.
VE has proposed an interest in entering into a joint venture (JV) with Texhoma and the Company is desirous to enter such JV. The partnership will be owned 80/20 in favor of VE with VE the General Partner. Valeska would have the right to "put" ownership of VE’s JV interest to TXHE for TXHE stock at the prevailing market price at the time the JV is established, or at the market price at the time a Put is exercised, at the option of VE.

Texhoma Energy Inc. OTC - TXHE
2200 Post Oak Blvd., Suite 340
Houston, TX 77056

Tel: 713-457-0610
Fax: 713-457-1739
Investor Relations: 604-629-8603
texhomaenergy.com

5.
VE has agreed to provide management services for the purpose of running the day-to-day business and other administrative matters on behalf of TXHE with a view to "cleaning up" the financials and other aspects of the business of TXHE that require attention, and to position the company to move forward and increase its asset base and therefore its share value.

6.	In return for services provided, VE consideration shall be as follows:

a)
Valeska to be engaged as a Management Consultant to TXHE with its monthly rate fixed at $10,000 (plus expenses) or 15% of TXHE revenue, whichever is greater, for three months, effective May 1, 2007. (“Revenue” does not include asset sales or capital additions.) The term of engagement shall be for a three-month minimum. Valeska’s payment of its fee plus expenses shall be senior to other payment claims on the cash of TXHE.

b)
At the time the company accounts, and an audit of TXHE, is brought current, and application is made to list the Company on the OTCBB, TXHE agrees to issue Valeska, and/or its nominees, company common stock totaling 18 million shares. It is anticipated that these shares shall be issued to Valeska under the “Employee Incentive Plan” (or of similar name), which is in place at TXHE. It is understood that the Plan allows for Consultants to be issued company stock at a zero basis. In the event such issuance is not possible due to legal reasons, TXHE shall issue the equivalent number of shares to Valeska as Preferred Convertible Stock, or as stock options, at the option of Valeska, with the agreed objective to effect a “cashless” acquisition of shares by Valeska.

c)	Neither TXHE nor Valeska shall make any public announcements regarding the relationship between Valeska, TXHE, or any individuals until all parties agree.

d)	Frank's note will standstill, and in all cases be subordinate to any new debt, including payments to Valeska.

7.
Entering into this Agreement will bind the Parties to strict confidentiality obligations in relation to the project and Company information and a commitment by both parties to non-circumvention certain introductions.

Accepted and Agreed this 14th day of May, 2007 by:

TEXHOMA ENERGY, INC.	Valeska Energy Corp.

/s/ Frank A. Jacobs	/s/ William M. Simmons
Frank A. Jacobs	William M. Simmons
CEO/President	CEO/President

Amendment to Management Services Agreement
Dated May 14, 2007
Between
Texhoma Energy, Inc.
And
Valeska Energy Corp.

June 1, 2007

The above referenced Agreement is hereby amended as follows:

Paragraph 6(a) is deleted in its entirety and replaced with the following paragraph:

a. Valeska to be engaged as a Management Consultant to TXHE with its monthly rate fixed at $10,000 (plus expenses) or 15% of TXHE revenue, whichever is greater, for three months, effective May 1, 2007. Revenue might in the future include properties outside the Texaurus JV with Laurus, but at the moment the revenue of Texhoma consists of what it receives as its share from Texaurus which is the 20% of the revenue of Texaurus after the Laurus 80% take. Excluded are asset sales or income of a capital nature. The term of engagement shall be for a three-month minimum. Valeska’s payment of its fee plus expenses shall be senior to other payment claims on the cash of TXHE.

Paragraph 6(b) is deleted in its entirety and replaced with the following paragraph:

b. As a signature payment and retainer, Texhoma shall immediately issue VE 15.2 million shares. At the time Texhoma financial statements and accounts are brought current, and application is made to reinstate Texhoma on the OTCBB, Texhoma agrees to issue VE a further 18.2 million shares of TXHE common stock.

END OF AMENDMENT

Agreed and Accepted this 1st day of June, 2007 by:

/s/ Frank A. Jacobs	/s/ William M. Simmons
Frank A. Jacobs, CEO	William M. Simmons, CEO
Texhoma Energy, Inc.	Valeska Energy, Corp.